Exhibit 10.2

AMENDMENT TO STOCK PURCHASE AGREEMENT

THIS AMENDMENT TO STOCK PURCHASE AGREEMENT (hereinafter referred to as the “Amendment”), made and entered into as of April 3, 2003 (hereinafter referred to as the “Agreement Date”), by and among Environmental Energy Services, Inc., a Delaware corporation (“Purchaser”) and Corporate Vision, Inc., an Oklahoma corporation (the “Company”).

  WHEREAS, on September 17, 2002, the Purchaser and the Company entered into a Stock Purchase Agreement (the “Original Agreement”), under which the Purchaser agreed to purchase up to Twenty Million (20,000,000) shares (the “Shares”) of common stock of the Company for $0.125 per share, for a total purchase price of $2,500,000;

WHEREAS, in the Original Agreement, the Purchaser’s obligation to purchase the Shares is set at 50% of any payments that the Company receives on the Binder Royalty (as defined in the Original Agreement);

WHEREAS, the Purchaser’s obligation to purchase the Shares is secured by a security interest in the Purchaser’s interest in the Binder Royalty, which security interest is perfected by a UCC-1 filing in the State of Oklahoma;

WHEREAS, on December 19, 2002, the Company, the Purchaser and Gulftex Energy Corporation (“Gulftex”) entered into an agreement under which the Purchaser agreed to utilize a portion of the Binder Royalty for the purchase of shares of Gulftex from the Company, and to modify the amount of each Binder Royalty payment that would be used for purchases from the Company;

WHEREAS, the Purchaser and the Company have also entered into a memorandum of understanding to amend the Original Agreement to change the amount of each Binder Royalty payment that the Purchaser is obligated to use to purchase the Shares, and entered into an Agreement (along with all other lienholders on the Binder Royalty) incorporating certain terms of the memorandum of understanding;

WHEREAS, the Purchaser and the Company have agreed to amend the Original Agreement to conform to the other agreements subsequently entered into by the Purchaser and the Company, and to incorporate the terms of other discussions between the parties.

NOW, THEREFORE, for and in consideration of the covenants and agreements hereinafter set forth and the sum of ten dollars ($10), and other valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, the parties hereby covenant and agree as follows:

1.

The Company and the Purchaser hereby agree that Paragraph 2 of the Original Agreement is hereby amended to read, in its entirety, as follows:

“The Purchase Price shall be payable in installments equal to all Binder Royalty payments

{A0035910.DOC}

due the Purchaser under that Confidential Settlement Agreement dated April 2, 2003 by and among the Purchaser, Alabama Fuel Products, LLC, et al., less any amounts payable by the Purchaser from such installments to prior lienholders on the Binder Royalty (Weizenecker, Rose, Mottern & Fisher, P.C., Mottern, Fisher & Goldman, P.C. and Turner, Jones & Associates, PLLC) and $50,000 per quarter to GD Management Services, Inc. (beginning with the first quarter of 2003).  Each installment shall be due within twenty-four (24) hours after the clearance funds with respect to the Purchaser’s receipt of a Binder Royalty payment.  To secure the Purchaser’s obligation to pay for the Shares, the Purchaser hereby grants the Company a security interest in the Purchaser’s interest in the Binder Royalty.  The security interest of the Company in the Binder Royalty shall be subject to any and all security interests in the Binder Royalty, and to the Company’s agreement to allow the Purchaser to pay GD Management Services, Inc. (which holds a lien on the Binder Royalty that is subordinate to that of the Company) $50,000 per quarter.  The Purchaser agrees to execute any documents that the Company reasonably requests to perfect the Company’s security interest in the Binder Royalty, including without limitation a notice to the payor of the Binder Royalty directing that the appropriate percentage of payments of the Binder Royalty be made directly to the Company, and/or a UCC-1 financing statement.  Within five days after the Company’s receipt of any payments on the Binder Royalty, the Company shall issue the Purchaser shares of its common stock equal to the amount of the payment divided by $0.125.  Notwithstanding the foregoing, the Purchaser shall not be obligated to purchase Shares upon receipt of a Binder Royalty payment in the event the Company has suffered a material adverse change in its condition (financial or otherwise), including of its shareholder equity, assets, liabilities, earnings, net worth, business activities, or prospects of the Company, or suffered any material damage, destruction or loss to any of its assets or properties (whether or not covered by insurance).  For purposes of this Agreement, a “material adverse change” shall be made by comparing the Company’s condition at the time of the Binder Royalty payment to the Company’s condition as of the date of this Agreement or the last quarterly or annual report filed with the Securities and Exchange Commission prior to the previous Binder Royalty payment.  In the event of a dispute between the Purchaser and the Company as to whether a material adverse change has occurred with respect to the Company, such dispute shall be resolved by binding arbitration pursuant to Paragraph 15 herein, and pending resolution of the dispute, all Binder Royalty payments subject to the dispute shall be deposited into escrow with the firm of Weizenecker, Rose, Mottern & Fisher, P.C., or such other firm or entity upon which the Company and the Purchaser mutually agree, until the resolution of the dispute.  In the event the Company advances any attorney’s fees or costs necessary to preserve, defend, collect or adjudicate any issues relating to the Binder Royalty, then the Company shall be entitled to reimbursement of those fees and costs from the next Binder Royalty payment.”

2.

All of the terms and conditions of the Agreement shall remain unchanged unless specifically modified herein.

3.

The parties acknowledge that Robert J. Mottern and Weizenecker, Rose, Mottern & Fisher, P.C. (collectively, the "Firm") did not represent either party in connection with the

{A0035910.DOC}

negotiation of this Amendment, and was retained by both parties solely to prepare this Amendment to memorialize the terms under which the Purchaser and the Company have agreed to amend the Original Agreement as separately negotiated by the parties.  Both the Company and the Purchaser hereby waive any conflict of interest which may exist by virtue of the Firm's joint representation of the Company and the Purchaser, acknowledge that each has carefully read this Amendment, that this Amendment is consistent with the terms previously negotiated by the parties, and has been afforded the opportunity to obtain independent counsel prior to executing this Amendment.  The Purchaser specifically represents that it has not retained or relied upon the Firm with respect to any due diligence investigation of the Company, and has conducted any due diligence investigation that it deems appropriate without the advice or assistance of the Firm.

IN WITNESS WHEREOF the parties have executed this Amendment as of the Agreement Date.

COMPANY: CORPORATE VISION, INC., an Oklahoma corporation /s/ Gregory J. Gibson By: Gregory J. Gibson, Chief Executive Officer	PURCHASER: ENVIRONMENTAL ENERGY SERVICES, INC., a Delaware corporation /s/ Greg Holsted ___________________________________ By: Greg Holsted, Chief Financial Officer

{A0035910.DOC}